UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2005
PERFORMANCE FOOD GROUP COMPANY
(Exact Name of Registrant as Specified in Charter)

Tennessee (State or Other Jurisdiction of Incorporation)	0-22192 (Commission File Number)	54-0402940 (I.R.S. Employer Identification No.)

12500 West Creek Parkway Richmond, Virginia (Address of Principal Executive Offices)	23238 (Zip Code)
(804) 484-7700
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 23, 2005, the Compensation Committee of the Board of Directors of Performance Food Group Company, a Tennessee corporation (the “Company”) amended the Company’s policy with respect to the period of time during which employees may exercise stock options awarded to them pursuant to the Company’s 2003 Equity Incentive Plan following the employee’s termination as a result of normal or early retirement (as defined in an employee’s option award agreement). As a result, employees holding non-qualified stock options granted under the 2003 Equity Incentive Plan that were outstanding as of August 23, 2005 and for which the exercise price was greater than the closing price of the Company’s common stock on August 23, 2005, will be able to exercise their options following normal or early retirement, to the extent that the options were otherwise exercisable upon such normal or early retirement, for the remainder of the stated term of the option. Previously, holders of non-qualified stock options were required to exercise their options within the shorter of three (3) years following such normal or early retirement or the expiration of the stated term of the option.

     On August, 23, 2005, the Company’s board of directors approved amendments to the compensation arrangements for the non-employee members of the Company’s board of directors. A summary of these amended compensation arrangements, which took effect immediately, is filed herewith as Exhibit 10.1

Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits
10.1	Director Compensation Summary.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE FOOD GROUP COMPANY
By:	/s/ John D. Austin
John D. Austin
Senior Vice President and Chief Financial Officer

Date: August 29, 2005

EXHIBIT INDEX
10.1	Director Compensation Summary.

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